Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Prospectus Supplement to Prospectus dated April 6, 2009.

CAD500,000,000

The Goldman Sachs Group, Inc.
5.00% Notes due 2018

The Goldman Sachs Group, Inc. will pay interest on the notes on every May 3 and November 3 of each year. The first payment will be made on November 3, 2011. If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. The notes will be issued only in a minimum denomination of CAD100,000 and integral multiples of CAD1,000 thereafter.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes have not been and will not be registered under the Securities Act of 1933 for the purpose of sales outside the United States.

	Per Note	Total

Initial price to public	99.842%	CAD	499,210,000
Underwriting discount	0.370%	CAD	1,850,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	99.472%	CAD	497,360,000

The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from May 3, 2011 and must be paid by the purchaser if the notes are delivered after May 3, 2011.

The underwriters expect to deliver the notes through the facilities of CDS Clearing and Depository Services Inc. against payment on May 3, 2011.

The notes will be sold in Canada on a private placement basis to “accredited investors” and in certain circumstances also to “permitted clients”, each as defined under applicable Canadian provincial securities laws, and on a private placement basis in other parts of the world outside of the United States subject to applicable law.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale. Unless the purchaser is informed otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus are being used by them in a market-making transaction.

Goldman, Sachs & Co.

RBC Capital Markets	Scotia Capital	TD Securities

BMO Capital Markets	CIBC	National Bank Financial

Prospectus Supplement dated April 26, 2011.

Prospectus Supplement

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, in this section, references to “holders” mean CDS Clearing and Depository Services Inc. or its nominee and not indirect owners who own beneficial interests in notes through participants in CDS Clearing and Depository Services Inc. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes will be a series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008 between us and The Bank of New York Mellon, as trustee. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 5.00% Notes due 2018

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: CAD500,000,000

•	Initial public offering price: 99.842% of the principal amount

•	Underwriting discount: 0.370% of the principal amount

•	Issue Date: May 3, 2011

•	Stated maturity: May 3, 2018

•	Denomination: Integral multiples of CAD1,000, subject to a minimum denomination of CAD100,000

•	Specified Currency: Payments of interest and principal on the notes will be made in Canadian dollars (“CAD”), except in limited circumstances as described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Depending on the investor’s functional currency, an investment in a non-U.S. dollar security may present currency related risks as described in “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” in the accompanying prospectus.

•	Interest rate: 5.00% per annum

•	Date interest starts accruing: May 3, 2011

•	Due dates for interest: Every May 3 and November 3, subject to the following unadjusted business day convention

•	First due date for interest: November 3, 2011

•	Regular record dates for interest: The fifteenth calendar day prior to the relevant interest payment date, whether or not a business day

•	Day count convention: Actual/Actual (Canadian Compound Method), which means when calculating interest for a full semi-annual fixed rate interest period, the day count convention is 30/360 and when calculating interest for a period that is shorter than a full semi-annual interest period, the day count convention is Actual/365 (Fixed)

•	Business day: Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and Toronto.

•	Business day convention: Following unadjusted

•	CUSIP Number: 38141GGP3

•	ISIN Code: CA38141GGP33

•	Paying Agent: BNY Trust Company of Canada

•	Defeasance: The notes are not subject to defeasance and covenant defeasance by us.

•	Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under “— Payment of Additional Amounts”.

•	Tax Redemption: We will have the option to redeem the notes at par before they mature if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described below under “— Payment of Additional Amounts — When We Can Redeem the Notes”.

•	Repayment at option of holder: None

•	Sales Restrictions: The notes will be sold in Canada on a private placement basis to “accredited investors” and if being sold by Goldman, Sachs & Co. also to “permitted clients”, each as defined under applicable Canadian provincial securities laws, and on a private placement basis in other parts of the world subject to applicable law. Any resale of the notes in Canada by purchasers must be made (1) through an appropriately registered dealer or pursuant to an exemption from the dealer registration requirements of applicable Canadian provincial securities laws and (2) in accordance with, or pursuant to an exemption from, the prospectus requirements of applicable Canadian provincial securities laws. Although the notes have been registered with the U.S. Securities and Exchange Commission, they have not been registered and are not freely tradeable outside of the United States.

•	Exchange rate agent: Holders will not be entitled to receive payments on the notes in any currency other than CAD, except that, if CAD are unavailable for a payment due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we will be entitled to satisfy our obligation to make the payment in CAD by making the payment in U.S. dollars, on the basis of the exchange rate determined by an exchange rate agent to be appointed by us, in its discretion. We would expect to appoint Goldman, Sachs & Co. or any of our other affiliates to serve as exchange rate agent if any of those circumstances in which payment is to be made in a currency other than the specified currency were to occur. We may change the exchange rate agent from time to time after its appointment without your consent and without notifying you of the change. See “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — How We Will Make Payments Due in Other Currencies” in the accompanying prospectus.

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information About the Notes

Book-Entry Notes

We will issue the notes only in book-entry form — i.e., as global notes registered in the name of CDS Clearing and Depository Services Inc. (“CDS”), as depository, or a successor or its nominee. The sale of the notes will settle in immediately available funds through CDS. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information relating to the depository. You will not be permitted to withdraw the notes from CDS except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the CDS system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

For as long as the notes are maintained in book-entry form at CDS, CDS or its nominee will be the registered owner of the notes for all purposes and all payments on the notes will be made to CDS in accordance with its applicable procedures (or as otherwise described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus). Consequently, you will need to look to CDS (and its participants through which you own your interest in the notes) for any payment or to exercise any rights in respect of the notes. We have no responsibility for the actions of CDS or its participants, and your ability to receive payments or exercise any rights in respect of the notes will be subject to their procedures.

Investors may elect to hold interests in the notes outside Canada through Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./ N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through securities accounts in Clearstream’s and Euroclear’s names on the books of their respective subcustodians. The interests are ultimately held through a CDS participant that acts as subcustodian for Euroclear or Clearstream, as applicable. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Transfers between CDS and Clearstream or Euroclear

Cross-market transfers between persons holding directly or indirectly through CDS participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in CDS in accordance with CDS rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to CDS directly or through its Canadian subcustodian to take action to effect final settlement on its behalf by delivering or receiving notes in CDS, and making or receiving payment in accordance with normal procedures for settlement in CDS. Clearstream participants and Euroclear participants may not deliver instructions directly to CDS or the Canadian subcustodians.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a CDS participant may be made during subsequent securities settlement processing and dated the business day following the CDS settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream participants or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a CDS participant will be received with value on the CDS settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in CDS.

CDS Clearing and Depository Services Inc.

CDS is Canada’s national securities depository, clearing and settlement hub, supporting Canada’s equity, fixed income and money markets. Functioning as a service utility for the Canadian financial community, CDS provides a wide variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include certain of the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests in notes in CDS, including cash distributions, may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS is headquartered in Toronto and operates in Montreal, Vancouver and Calgary to centralize clearing functions through a central securities depositary.

CDS is a subsidiary of The Canadian Depository for Securities Limited, a private business corporation. It is affiliated with CDS Inc., that provides services to the Canadian Securities Administrators (“CSA”), and CDS Innovations Inc., a commercial marketer of CDS information products such as CDS Bulletins and entitlements information.

Information for Canadian Investors

The rights and remedies available to Canadian investors are governed by Canadian securities laws. Canadian investors may be subject to Canadian tax law and should consult their own legal and tax advisors with respect to the Canadian tax consequences of owning the notes.

Payment of Additional Amounts

We intend to make all payments on the notes without deducting U.S. withholding taxes. If we are required by law to deduct U.S. withholding taxes on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this subsection.

We will pay additional amounts on a note only if the beneficial owner of the note is a United States alien. The term “United States alien” means any person who, for U.S. federal income tax purposes, is:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

•	a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

If the beneficial owner of a note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment, we mean the amount we or our paying agent pays after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority.

Our obligation to pay additional amounts is subject to several important exceptions, however. We will not pay additional amounts for or on account of any of the following:

•	any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner — or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership — and the United States (other than the mere receipt of a payment or the ownership or holding of a note), including because the beneficial owner — or the fiduciary, settlor, beneficiary or member — at any time, for U.S. federal income tax purposes:

—	is or was a citizen or resident or is or was treated as a resident of the United States;

—	is or was present in the United States;

—	is or was engaged in a trade or business in the United States;

—	has or had a permanent establishment in the United States;

—	is or was a personal holding company, a passive foreign investment company or a controlled foreign corporation;

—	is or was a corporation that accumulates earnings to avoid U.S. federal income tax; or

—	is or was a “ten percent shareholder” of The Goldman Sachs Group, Inc.;

•	any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed solely because the beneficial holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the note, if compliance is required by statute or by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from such tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the notes;

•	any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (including The Goldman Sachs Group, Inc.) and would not be imposed if made by another paying agent;

•	by or on behalf of a holder who would be able to avoid withholding or deduction by presenting the note to another paying agent in a Member State of the European Union;

•	any tax, assessment or other governmental charge imposed solely because the holder (1) is a bank purchasing the note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying the note for investment purposes only nor (B) buying the note for resale to a third party that either is not a bank or holding the note for investment purposes only; or

•	any combination of the taxes, assessments or other governmental charges described above.

In addition, we will not pay additional amounts with respect to any payment of principal, or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the note for these purposes.

When we refer to a “U.S. taxing authority” in this subsection and “— Payment of Additional Amounts” above, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the “United States”, we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all those areas subject to the jurisdiction of the United States of America.

When we refer to any payment of interest or principal on a note, this includes any additional amount that may be payable as described above in respect of that payment.

When We Can Redeem the Notes

We will not be permitted to redeem the notes before their stated maturity, except as described below. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.

We will be entitled, at our option, to redeem the outstanding notes in whole and not in part if at any time we become obligated to pay additional amounts on any notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after April 26, 2011.

If we redeem the notes, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued interest to the redemption date.

If we become entitled to redeem the notes, we may do so at any time on a redemption date of our choice. However, we must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. We will give the notice in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

Supplemental Discussion of Federal Income Tax Consequences

You should carefully consider, among other things, the matters set forth under “United States Taxation” in the accompanying prospectus. The following discussion supplements the section “United States Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

If you are a United States holder (as the term is defined in the accompanying prospectus) you will be subject to the special rules governing notes that are denominated in a non-U.S. dollar currency. Those rules are discussed under “United States Taxation — Taxation of Debt Securities — United States Holders”. You should also consult your own tax advisor regarding these matters.

Medicare Tax.  For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offerings of the notes described in this prospectus supplement.

EXPERTS

The financial statements of The Goldman Sachs Group, Inc. incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement, balance sheet and common share data of The Goldman Sachs Group Inc. set forth in “Selected Financial Data” for each of the five fiscal years in the period ended December 31, 2010 and for the one-month period ended December 26, 2008 incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

	Principal Amount
Underwriters	of Notes

Goldman, Sachs & Co.	CAD	140,000,000
RBC Dominion Securities Inc.		100,000,000
Scotia Capital Inc.		100,000,000
TD Securities Inc.		100,000,000
BMO Nesbitt Burns Inc.		20,000,000
CIBC World Markets Inc.		20,000,000
National Bank Financial Inc.		20,000,000

Total	CAD	500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us.

Per note	CAD	3.70
Total	CAD	1,850,000.00

Notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in Canada on a private placement basis to “accredited investors” and in the case of Goldman, Sachs & Co. also to “permitted clients”, each within the meaning of the applicable Canadian provincial securities laws, and on a private placement basis in other parts of the world subject to applicable law, either directly or through affiliates or other dealers acting as selling agents. Resales of the notes in Canada by purchasers will be subject to restrictions under Canadian securities laws. The underwriters intend to offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of sales outside the United States.

Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

The notes are new issues of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by the underwriters that Goldman, Sachs & Co., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc. intend to make a market in the notes. Other affiliates of the underwriters may also do so. Neither the underwriters nor any of their affiliates, however, are obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

We have not applied and do not intend to apply to list the notes on any securities exchange or have the notes quoted on a quotation system.

This prospectus may be used by Goldman, Sachs & Co. or any other affiliate in connection with offers and sales of the securities in market-making transactions, as described under “Plan of Distribution — Market-Making Resales by Affiliates” in the accompanying prospectus.

The offering will settle on the fifth scheduled business day (“T+5”) following the date of the pricing of the notes (see pages 141-142 of the accompanying prospectus).

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons unless such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. member broker-dealers registered with the U.S. Securities and Exchange Commission.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State which are the subject of the offering contemplated by this prospectus except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require The Goldman Sachs Group, Inc. or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Each underwriter has represented and agreed that the sale and delivery of the notes to any purchaser who is a resident of a province of Canada by such underwriter shall be made so as to be exempt from the prospectus filing requirements, and so as to be exempt from or made in compliance with the dealer registration requirements of all applicable securities laws, regulations, rules, instruments, rulings and orders, including those applicable in each of the provinces of Canada and the applicable policy statements issued by any securities regulator having jurisdiction. Each underwriter has also represented and agreed that it has not and it will not provide to any Canadian purchaser any document or other material that would constitute an offering memorandum (other than the Canadian Offering Memorandum, dated April 26, 2011 that incorporates this prospectus supplement and the accompanying prospectus) with respect to the private placement of the notes in Canada within the meaning of applicable Canadian provincial securities laws.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately U.S.$255,000. This estimate includes approximate amounts of anticipated Canadian provincial filing fees based on sales to residents in specific provinces.

The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of The Goldman Sachs Group Inc. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

CAD500,000,000

The Goldman Sachs Group, Inc.

5.00% Notes due 2018

Goldman, Sachs & Co.

RBC Capital Markets
Scotia Capital
TD Securities
BMO Capital Markets
CIBC
National Bank Financial